International Gold Resources, Inc. closes $3.35 million in private placements.

DENVER, CO, November 21, 2007 (BUSINESS WIRE) - International Gold Resources, Inc. (IGRU News; Pink Sheets) announced today that the Company has closed two private placements with accredited investors in the aggregate amount of $3.35 million to be used for operational needs in support of IGR’s efforts in Brazil and the Yukon.

The first offering for $650,000 involved the issuance of 1,083,333 units.  Each unit consists of one share of Company common stock purchased at $0.60 per share and a warrant to purchase one share of Company common stock.  Each warrant from the first offering is exercisable at a price of $1.50 per share for a period of one year from the date of closing.  In connection with the second offering for $2.7 million, the Company issued warrants for 4,500,000 units, with each unit consisting of a warrant to purchase one share of Company common stock at $0.60 per share and a warrant to purchase one share of Company common stock at $1.50 per share.  The warrants issued in connection with the second offering are exercisable for a period of one year from the date the Company files its amended and restated charter with the Delaware Secretary of State, which the Company expects to complete in the next forty-five days.

Net proceeds from the offering will be used to continue the advancement of the Company’s gold and manganese projects in Brazil and the Yukon and for general corporate purposes.

The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the shares of common stock or warrants in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction…

About International Gold Resources:

The vision of International Gold Resources Inc. is to become recognized as one of the premier early stage gold exploration companies in the world.

            This news release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements that relate to the Company’s expectations with regard to the future impact on the Company as a result of this offering, recent exploration results and permitting approvals. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the uncertainty of operating in foreign countries; the volatility of mineral prices; potential operating risks of mining, development and exploration; the uncertainty of estimates of mineralized material and deposits; and environmental and governmental regulations; availability of financing; as well as governmental proceedings and approvals and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to control or predict.

Contact: International Gold Resources, Inc. Vice President- Investor Relations Mr. Lyle Durham, 425-844-2535 1-800-480-9008 (US only) Website: http:www.intlgold.com